Exhibit 10.1

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

Confidential

COLLABORATIVE RESEARCH, DEVELOPMENT,
COMMERCIALIZATION
AND LICENSE AGREEMENT

BETWEEN

SENOMYX, INC.

AND

SOLAE, LLC

COLLABORATIVE RESEARCH, DEVLOPMENT,
COMMERCIALIZATION AND LICENSE AGREEMENT

THIS AGREEMENT is entered into as of the Effective Date by and between SENOMYX, INC., a Delaware Corporation having offices at 4767 Nexus Centre Drive, San Diego, CA 92121, U.S.A. (“Senomyx”) and SOLAE, LLC, a Delaware Limited Liability Corporation, having its principal place of business at 1034 Danforth Drive, St. Louis, Missouri, USA 63102 (“Solae”).

BACKGROUND

Solae and Senomyx desire to enter into this Agreement covering a research and development program to discover and develop compounds that block the bitter taste of the primary molecule(s) responsible for the bitter taste of soy protein for use in the Soy Protein Field.

NOW, THEREFORE, in consideration of the foregoing promises and of the covenants, representations and agreements set forth below, the parties hereby agree as follows:

THE AGREEMENT

1.     Definitions.  Certain terms set forth in this Agreement with initial capitals are defined in Appendix A, which is incorporated herein by reference.

2.     Steering Committee.  Within […***…] of the Effective Date, the parties will establish a joint steering committee, which will be made up of representatives from the parties (the “Steering Committee”).  The Steering Committee will direct the efforts of the Collaborative Program and will continue to communicate following the Collaborative Period regarding the development and commercialization of Products.  The Steering Committee will consist of two (2) representatives designated by Senomyx and two (2) representatives designated by Solae.  Steering Committee members may delegate their voting powers to delegates from their respective companies.  Each member of the Steering Committee will have one (1) vote. The Steering Committee will meet at least four (4) times per year, unless otherwise agreed, during the Collaborative Period, and thereafter from time to time, using mutually agreed upon meeting locations and formats including teleconferencing and videoconferencing. Each party shall bear its own expenses relating to the meetings and activities of the Steering Committee. Senomyx will prepare and deliver to the members of the Steering Committee minutes of such meetings for review and approval by both parties. Decisions of the Steering Committee will be made by unanimous vote, at a meeting where all four voting representatives are present, or by unanimous written consent.

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3.             Collaborative Program.

3.1          Research.   During the Collaborative Period, Senomyx will collaborate with Solae in the Collaborative Program on an Exclusive basis in the Soy Protein Field.

3.1.1       The Collaborative Program will be conducted pursuant to the Research Plan.    For the avoidance of doubt, Solae will be responsible for providing fractions to Senomyx containing the Soy Bitter Tastants.

3.1.2       During the Collaborative Period, Senomyx will use its reasonable commercial efforts using the Research Fees provided under Section 7.1 to perform the activities outlined in the Research Plan.  Senomyx will prepare a data package containing […***…] as described in the Research Plan for up to […***…] Compounds under the Collaborative Program as agreed by the Steering Committee.

3.1.3       During the Collaborative Period, Solae will use its reasonable commercial efforts to perform the activities in accordance with the Research Plan, including the evaluation of the data package provided by Senomyx under Section 3.1.2.  Such evaluation may not exceed […***…].

3.1.4       During the Collaborative Period, the Steering Committee will select the Selected Compound(s) under the Collaborative Program after evaluation of the data package by Solae, as provided for under Section 3.1.3.

3.1.5       During the Collaborative Period, the parties will cooperate in good faith to support the other party’s performance of the activities set forth in the Research Plan.  Upon expiration of the Collaborative Period, the parties’ research and development obligations pursuant to this Section 3.1 will expire.  If no Compounds are selected as Selected Compounds during the Collaborative Period pursuant to this Section 3.1, the licenses set forth under Section 8 will terminate.

3.2          Product Development and Commercialization.

3.2.1       Product Development.  Within […***…] of the selection of a Selected Compound, Solae will prepare a plan for product development (“Product Development Plan”) for Products incorporating such Selected Compound for approval by the Steering Committee (the “Product Development Plan”), which will be incorporated into the minutes of the Steering Committee.  The Product Development Plan(s) will set forth the following:  (i) specific types of products for potential inclusion of the Selected Compound(s); (ii) specific countries of potential interest for

***Confidential Treatment Requested

commercialization of Products; (iii) prioritization of Products and countries for development and commercialization; and (iv) a development plan timeline including plans for Product formulation, manufacturing and consumer acceptance testing. Solae will use its commercially reasonable and diligent efforts to perform the activities set forth in the Product Development Plan(s).    For the avoidance of doubt, Solae will be responsible for formulating the […***…] to be used in consumer panels and consumer acceptance testing of […***…], in accordance with the activities outlined in the Product Development Plan(s).

3.2.2       Product Commercialization.

3.2.2.1    Within […***…] from each Regulatory Approval Date for each Selected Compound, Solae shall submit a Strategic Marketing Plan to Senomyx for Products containing such Selected Compound for all such countries sharing the same such Regulatory Approval Date.

3.2.2.2    Within […***…] from each Regulatory Approval Date for each Selected Compound […***…], Solae shall commence commercial sale of a Product containing such Selected Compound […***…].  To the extent Solae does not commence commercial sale of a Product containing such Selected Compound within such time period […***…], then Senomyx may, at its sole option and upon […***…] advance written notice to Solae,  terminate the rights granted to Solae in Section 8 to such Selected Compound […***…].

3.2.2.3    Within […***…] from each Regulatory Approval Date for each Selected Compound […***…], Solae shall commence commercial sale of a Product containing such Selected Compound […***…].  To the extent Solae does not commence commercial sale of a Product within such time period […***…], then Senomyx may, at its sole option and upon […***…] advance written notice to Solae, terminate the rights granted to Solae in Section 8 to such Selected Compound […***…].

3.2.2.4    For the avoidance of doubt, […***…] will be responsible for the cost of […***…].

3.3      Regulatory.

3.3.1       Regulatory filings for Selected Compounds shall be made by Senomyx.  The Steering Committee will agree upon a regulatory plan, which shall contain a detailed budget for all major activities including estimated costs

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(“Regulatory Plan”).  Unless otherwise agreed by the Steering Committee, Senomyx shall initially pursue regulatory approval for Selected Compounds […***…].  Solae will cooperate to the extent necessary to permit Senomyx to perform the foregoing activities.  Senomyx shall consult with Solae to […***…] and shall use reasonable commercial judgment to file for regulatory approval of Selected Compounds […***…].

3.3.2       All regulatory filings made or filed by Senomyx for any Selected Compound will be owned exclusively by Senomyx and shall be subject to the license grant pursuant to Section 8.

3.3.3       […***…] shall be responsible for up to […***…] in out of pocket costs associated with regulatory filings for Selected Compounds.  If out of pocket costs to […***…] associated with the regulatory approval of Selected Compounds exceed […***…] as documented by […***…], then Senomyx and Solae will […***…].

4.     Collaboration with an Affiliate or Third Party.

4.1          During the Term, Senomyx will have the right to enter into collaborative programs with its Affiliates and/or with Third Parties including, but not limited to, collaborative programs to (i) discover compounds that modulate the bitter taste of Soy Bitter Tastants for use outside the Soy Protein Field; and (ii) modulate the taste of compounds other than Soy Bitter Tastants for use in the Soy Protein Field.

4.2          In the event that any Selected Compound is […***…], then Senomyx agrees to pay Solae […***…] of the […***…] received by Senomyx from the Third Party for such application […***…], provided that the total maximum amount paid to Solae under this Section 4.2 will not exceed […***…] (the “Maximum Payment Amount”).   Such payments will be made to Solae within […***…] following receipt of […***…] received from such Third Party until the aggregate payments by Senomyx reach the Maximum Payment Amount.

5.     Law and Regulation.  The Compounds, Selected Compounds, and any other materials provided by Senomyx under this Agreement must be used in compliance with all applicable laws and regulations, including, without limitation, all import and export laws and regulations.

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6.     Reporting.  Each party will report to the other a written summary of results of research and development work it carries out, if any, under this Agreement within […***…] after the end of each calendar quarter. Each party agrees to prepare and exchange written and electronic reports concerning any results and data that must be used by either party as supporting information for any regulatory filings.  The exchange of such report may be reasonably supplemented, at the request of the party receiving a report, by correspondence and/or upon reasonable prior notice, visits to the other party’s facilities.

7.     Financial Terms.

7.1          Research and Development Support.  During the Collaborative Period, Solae will pay Senomyx research fees for the Collaborative Program (“Research Fees”)  as follows:

7.1.1       Prior to Achievement of Interim Goal.  […***…] per quarter (pro rated on a daily basis for any partial quarters) during the Collaborative Period until achievement of the following goal:  […***…] (“Interim Goal”).

7.1.2       After Achievement of Interim Goal.  From and after achievement of the Interim Goal through the remainder of the Collaborative Period, the Research Fees for each quarter of the Collaborative Program shall be based on the Steering Committee’s assessment of the actual number of FTEs needed to complete the research required for such quarter, provided that there shall be a minimum of […***…] during any quarter.  At each quarterly Steering Committee meeting, the Steering Committee (i) will discuss and agree upon the required FTEs for the following quarter of research in an effort to complete the Collaborative Program in an expeditious manner as outlined in the Research Plan; and (ii) will forecast the FTEs for the next subsequent quarter.  The quarterly Research Fee shall be calculated by multiplying the number of FTEs required in any given quarter by the quarterly fee of […***…] per FTE.

Senomyx shall commit suitable resources such that a minimum of […***…] will work on the Collaborative Program during each quarter of the Collaborative Program.  In the event the parties mutually agree to extend the Collaborative Program, after the third year of the Collaborative Program, the level of resources, if required, will be decided through a good faith negotiation between Senomyx and Solae.

The Research Fees will be paid in equal quarterly installments payable in advance within […***…] of receipt of invoice from Senomyx. The first payment will be invoiced within […***…] following the Effective Date.  Payments for any period which is less than one (1) month of the Collaborative

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Period will be prorated based on the actual number of days in such month. Any adjustments in funding due to achievement of the milestone set forth in (a) above will be made by Solae within […***…] of milestone achievement or with the next quarterly payment, whichever is earlier.  These Research Fees are inclusive of overhead, labor, and supplies. These payments do not include: […***…]. Additional Research Fees, if any, may be proposed to the Steering Committee and agreed to in writing.

7.2          Milestone Payments.  Solae will pay Senomyx the following non-creditable, non-refundable milestone payments below within […***…] of the occurrence of the following milestone events (as described in greater detail in the Research Plan) for the Collaborative Program:

Milestone	Objective	Payment
1	Achievement of Interim Goal	$ [...***...]
2	Selection of the first Selected Compound	$ [...***...]
3	First Regulatory Approval Date of the first Selected Compound	$ [...***...]
4	First commercial sale of the first Product	$ [...***...]

7.3          Royalty for Products.  Solae will pay to Senomyx a royalty of […***…] of total […***…] during the Royalty Term of Products containing […***…].

For the avoidance of doubt, Product(s) shall always be sold as […***…].  However, Solae (or its Affiliates or sublicensees) may […***…].  For the avoidance of doubt, in such event the royalty paid to Senomyx would be based on total Net Sales of […***…].

In the event that Solae sells Products to Affiliates of Solae, royalties will be based on […***…] (a) Solae’s […***…] of such Products to such Affiliate or (b) such Affiliate’s […***…] of such Product to a Third Party.  In all cases, sales by Solae (and its Affiliates and permitted sublicensees) to Third Parties, including, without limitation, as provided for in (a) and (b) above, the sales price in such transactions shall be determined on an arms length basis.  Solae will make copies of each transfer pricing agreement with an Affiliate available to Senoymx’s auditors or other designees, which shall be unredacted, provided that Solae may redact confidential information.  Further provided, however,

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that any information required by the auditor or other designee to confirm that the transaction (including sales price) was conducted on an arms length basis shall not be redacted.

7.4          Minimum Annual Royalty.  Commencing on the first anniversary of the Minimum Annual Royalty Date for the first Selected Compound and throughout the Term, in the event that earned royalties paid under Section 7.3 during a Minimum Annual Royalty Year (as defined below) is less than the amount of the applicable Minimum Annual Royalty set forth in the schedule below, then Solae shall pay Senomyx the difference between such amounts within […***…] from the end of that Minimum Annual Royalty Year.  A “Minimum Annual Royalty Year” shall mean each twelve-(12)-month period commencing on the Minimum Annual Royalty Date for the first Selected Compound and each anniversary thereof.

Anniversary of the Minimum Annual Royalty Date for the first Selected Compound	Minimum Annual Royalty Payment due Senomyx
1st Anniversary	$ [...***...]
2nd Anniversary	$ [...***...]
3rd Anniversary	$ [...***...]
4th Anniversary	$ [...***...]
5th Anniversary and successive anniversaries	$ [...***...]

7.5          Payment Terms.  The royalties due under Section 7.3 will be paid within […***…] after the end of each calendar quarter period in which such royalties are earned during the Royalty Term for each Product.  With each such quarterly payment, Solae (or its respective Affiliates and permitted sublicensees) will furnish to Senomyx a royalty statement in sufficient detail to permit confirmation of the accuracy of the royalty payment made, which sets forth on a country-by-country basis the relevant sales information, including the total number of units of each such Product sold, […***…], the royalties payable in United States dollars, the method used to calculate the royalty, the exchange rate used and other information employed to calculate […***…] for such Product.

7.6          Currency of Payment. All payments to be made under this Agreement, including the royalties payable to Senomyx by Solae, will be paid in United States dollars by wire transfer or other mutually acceptable means to a bank account designated by Senomyx.  With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency are required, such conversion will be made at the rate of exchange reported in The Wall Street Journal on the last business day of the applicable reporting period.  Translation of sales recorded in local currencies to United States dollars will be performed in a manner consistent with Solae’s normal practices used to prepare its audited financial statements for internal

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              and external reporting purposes, which uses a widely accepted published exchange rate.

7.7          Taxes Withheld.  Any income or other tax that Solae, or any of its Affiliates or permitted sublicensees is required by a government agency to withhold and pay on behalf of Senomyx with respect to the royalties payable under this Agreement will be deducted from and offset against such royalties prior to remittance to Senomyx; provided, however, that in regard to any tax so deducted, Solae will give or cause to be given to Senomyx such assistance as may reasonably be necessary to enable Senomyx to claim exemption from or credit for the tax so deducted, and in each case will promptly furnish to Senomyx proper evidence of the taxes paid on Senomyx’s behalf.

7.8          Late Payment.  In the event that any payment, including royalty payments, due hereunder is not made when due, the payment will accrue interest from that date due at the rate of […***…]; provided, however, that in no event will such rate exceed the maximum legal annual interest rate.  The payment of such interest will not limit Senomyx from exercising any other rights it may have as a consequence of the lateness of any payment.

7.9          Records of Unit Sales, Net Sales and Royalty Calculations.  During the Royalty Term and for a period of three years thereafter, Solae will keep complete and accurate records of sales and all other information necessary to calculate Net Sales of each Product in sufficient detail to allow the accrued royalties to be determined accurately in accordance with United States generally accepted accounting principles and to verify the royalty payments pursuant to Section 7.3.  Senomyx, with reasonable written notice to Solae, will have the right to cause Senomyx’s nationally recognized independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the reports of Net Sales and royalty payments.  Such accountant must execute a confidentiality agreement prior to entering Solae’s premises, obligating such accountant to keep all information disclosed to it confidential and will only be permitted to disclose to Senomyx the extent of any discrepancy between royalty payments made by Solae under this Agreement and the actual royalty required to be so paid.  […***…] will bear the full cost of such audit unless such audit discloses a variance of more than […***…] from the amount of the royalties due under this Agreement, in which event, […***…]will bear the full cost of such audit.  In all events, […***…] will pay any underpayment with interest in accordance with Section 7.8 and […***…] will refund any overpayment with interest in accordance with Section 7.8.  Senomyx agrees not to disclose Confidential Information concerning royalty payments reports, and all other information learned in the course of an audit or inspection, except to the extent necessary for Senomyx to enforce its rights under this Agreement or if disclosure is required by law.

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7.10        Third Party Licenses.  In the event that Solae, in good faith, […***…] intellectual property is required […***…], then the parties agree to negotiate in good faith […***…]. For the avoidance of doubt, while the parties are obligated to engage in good faith negotiations pursuant to this Section, neither party shall be bound to reach a definitive agreement in this regard. In furtherance of such negotiation, […***…].  Any agreed upon […***…].

8. Grants.

8.1          Grant of Rights — Soy Protein.  Subject to the terms and conditions of this Agreement, Senomyx hereby grants to Solae the following rights:

(i)                an Exclusive, nontransferable (except as permitted under Sections 8.3.1 and 17.12), worldwide license under the Senomyx Technology, to use Compound(s) discovered under the Collaborative Program for evaluation during the Collaborative Period in the Soy Protein Field;

(ii)               an Exclusive, nontransferable (except as permitted under Sections 8.3 and 17.12), worldwide license under the Senomyx Technology, to use Selected Compound(s) for the intended purpose of blocking Soy Bitter Tastant(s) in soy protein for pre-commercial development of Products in the Soy Protein Field; and

(iii)              an Exclusive, nontransferable (except as permitted under Sections 8.3.1 and 17.12), worldwide license under the Senomyx Technology, to make, have made, use, sell, offer for sale, have sold, import and export Products in the Soy Protein Field that contain Selected Compound(s) for the intended purpose of blocking Soy Bitter Tastant(s) in soy protein.

8.2          Grant of Option — […***…] Protein.    Subject to the terms and conditions of this Agreement, solely to each Selected Compound, Senomyx hereby grants to Solae an exclusive option (“Option”) to obtain: (i) an Exclusive, nontransferable (except as permitted under Sections 8.3 and 17.12), worldwide license under the Senomyx Technology, to use such Selected Compound(s) for the intended purpose of […***…]; and (ii) an Exclusive, non-transferable (except as permitted under Sections 8.3.1 and 17.12), worldwide license under the Senomyx Technology to make, have made, use, sell, offer for sale, have sold, import and export Products […***…].

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The Option shall expire […***…] from the date of selection of each Selected Compound (“Option Expiration Date”).  The Option is conditional upon Solae providing Senomyx on or before the Option Expiration Date: (i) written notice of its election to exercise this Option specifying the applicable […***…] to which Solae desires to extend the license under this Section 8.2; and (ii) payment of […***…] to which the license is extended.  Upon proper exercise of the Option, the exclusive license set forth in Section 8.2 will be on the same terms and conditions as set forth in this Agreement (except that there shall not be any additional or new milestone payments or Minimum Annual Royalties as the result of the inclusion of such […***…] Protein(s)) including, without limitation, diligence obligations under Section 3 and royalties under Sections 7.3 and 7.4.  For the avoidance of doubt, the milestones and Minimum Annual Royalties shall apply as a result of inclusion of the […***…] Protein Field; however, there shall be no duplication of such payments as result of the inclusion.  If the Option is not properly exercised, Section 8.2 will terminate and all rights thereunder will revert to Senomyx, and Solae will have no further rights with respect to such Selected Compound for the intended purpose of  […***…].  For the avoidance of doubt, the Option is exercisable on a […***…] basis and, if the Option is not properly exercised with respect to a particular […***…] Protein, then Solae will have no further rights with respect to such protein.  The Option is not assignable separate and apart from this Agreement.

8.3          Limitations to Licenses.  Except as provided herein, Solae may not sublicense its rights under Section 8 to third parties.

8.3.1       Affiliates.  Solae may sublicense its rights under Section 8.1 and/or 8.2 to any Affiliates, on the condition that Solae assumes the responsibility for performance due by any such sublicensee under a sublicense of the obligations imposed upon Solae in the license under the Agreement (including, without limitation, diligence obligations under Section 3 of this Agreement and the timely payment by Solae under Section 7 of the Agreement).  Solae will agree to be responsible for and to guarantee payment of royalties due on sales of products containing Selected Compounds by any sublicensee.

8.3.2       Non-Commercial Development.  Solae may grant sublicenses under Section 8.1(ii) and 8.2 (after proper exercise of the Option) to subcontractor(s) for pre-commercial development (e.g. formulation and/or taste testing).  Such sublicenses will be subject to written sublicense

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agreements.  Solae will forward such proposed sublicense agreements to Senomyx for prior review and approval.  Solae may redact confidential information from such proposed sublicense agreements.  Solae agrees that, prior to receiving any materials or Confidential Information of Senomyx, each of its permitted subcontractors will agree in writing to:  (i) assign to Solae all rights to inventions and know-how resulting from their work (which shall ultimately be assigned between Solae and Senomyx in accordance with the intellectual property provisions of this Agreement); and (ii) to abide by the confidentiality and non-use restrictions in a manner consistent with Solae’s obligations under Section 10.  Solae will keep Senomyx informed of all such sublicenses and will, upon request of Senomyx, provide Senomyx with a copy of such written agreement(s), which shall be unredacted except that Solae may redact confidential information.  Notwithstanding the foregoing, Solae may not redact information relating to (i) or (ii) above.

8.3.3       Right to Sublicense […***…].  Solae may grant sublicenses […***…] on the condition that Solae guarantees the timely payment to Senomyx of all royalties that have been paid to Solae as the result of Net Sales of Products by any of its sublicensees.  Solae will […***…] under the applicable sublicense, including, without limitation, the obligation to pay royalties.  For clarity, Solae does […***…].

8.3.4       Any sublicenses under Sections 8.3.1 and 8.3.3 will be subject to written sublicense agreements.  To the extent Solae receives an upfront fee or other financial consideration […***…] under a sublicense, Solae will pay […***…] of such consideration to Senomyx, and such payments shall be […***…].  Solae will collect all payments due, directly or indirectly, to Senomyx from sublicensees and will summarize and deliver all reports due to Senomyx from sublicensees.  Each sublicense agreement under Sections 8.3.1 and 8.3.3 will, to the extent such obligations are directly applicable to the sublicense, include all of the rights of, and obligations due to, Senomyx and contained in this Agreement (including, without limitation, minimum annual royalties, royalties, and rights and obligations under Sections 9 and 10).  Sublicensees shall not have the further right to sublicense.  Solae will promptly notify Senomyx of each sublicense granted under Sections 8.3.1 and 8.3.3 and the identity of the sublicensees thereof and will promptly provide Senomyx with a copy of each sublicense agreement(s), which shall be unredacted except for confidential terms that are not directly related to (a) the grant of the sublicense or (b) Solae’s and/or sublicensee’s obligations to Senomyx.  Upon termination of this Agreement for any reason, Senomyx, at its sole discretion, shall determine whether Solae shall cancel or assign to Senomyx any and all sublicenses.

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8.4          Grant of Rights from Solae to Senomyx.

8.4.1       Background Technology for Bitter Tastants.   Solae grants to Senomyx a fully paid, non-exclusive, non-transferable license to use the relevant Solae Background Technology for research purposes in the Collaborative Program.  Except as set forth herein, nothing in this Agreement transfers any ownership, legal or beneficial to any of the Solae Background Technology.

8.4.2       Additional Technology.  If Solae identifies any additional Solae Technology that may be relevant or useful for the research purposes under this Agreement, Senomyx may request a license of the relevant Solae Technology and Solae may in its reasonable discretion grant a license of the Solae Technology.  Where Solae consents to a license in this Section 8.4, Solae will grant a fully paid, non-exclusive, non-transferable license to use the relevant Solae Technology for research purposes.  For the avoidance of doubt this license will not include the right to sublicense unless Solae gives its consent, which may be withheld for any reason.

8.5          Right of First Negotiation for […***…] Field.   If at any time during the Term Senomyx wishes to develop a new opportunity with a Third Party to develop compounds that […***…], then Senomyx will notify Solae in writing of such opportunity and Solae will then have […***…] to communicate to Senomyx in writing its interest in such opportunity and specific financial terms.  In the event Senomyx does not receive such written notification within such […***…] period or if such terms offered by Solae are not acceptable to Senomyx, then Senomyx shall be free to enter into agreements with such Third Party.  If the terms offered by Solae are acceptable to Senomyx, then the parties shall negotiate in good faith to complete a license agreement for a period not to exceed […***…], which period can be extended by mutual agreement of the parties.

9.  Ownership of Intellectual Property.

9.1          Retention of Rights.  Senomyx retains all rights in Senomyx Technology not expressly licensed, or assigned in this Agreement.  Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to convey or transfer ownership or the grant of any license or sublicense by one party to the other party of any rights in any Confidential Information, Patent Rights or Know-How Controlled by a party.

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9.2          Senomyx Sole Inventions.  Senomyx will own all Inventions and other Know-How made solely by its employees and agents under this Agreement (the “Senomyx Sole Inventions”), and all claims within Patent Rights claiming such Inventions and Know-How.  Senomyx hereby irrevocably assigns to Solae all right, title and interest in and to any such Senomyx Sole Inventions that consist of improvements to the Solae Technology, excluding Jointly Owned Technology (“Solae Improvements”), and all claims within Patent Rights claiming such Senomyx Sole Inventions, subject to any license granted to Senomyx pursuant to Section 8.  In the event that Senomyx is legally unable to assign such rights to Solae, then Senomyx agrees either to waive the enforcement of such rights against Solae and any sublicensees and assignees, or to grant Solae an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 8.

9.3          Solae Sole Inventions.  Solae will own all Inventions and other Know-How made solely by its employees and agents under this Agreement (“Solae Sole Inventions”), and all claims within Patent Rights claiming such Inventions and Know-How.  Solae hereby irrevocably assigns to Senomyx all right, title and interest in and to any such Solae Sole Inventions that consist of improvements to the Senomyx Technology, excluding Jointly Owned Technology (“Senomyx Improvements”), including, without limitation, any chemical compounds, Compounds, Selected Compounds, and uses thereof, and all claims within Patent Rights claiming such Solae Sole Inventions, subject to any licenses granted to Solae pursuant to Section 8.  In the event that Solae is legally unable to assign such rights to Senomyx, then Solae agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Solae pursuant to Sections 8.

9.4          Joint Inventions.  All Inventions and other Know-How made under this Agreement jointly by employees or agents of Senomyx and employees or agents of Solae (the “Joint Inventions”) and all claims within Patent Rights claiming such Joint Inventions will be owned jointly by Solae and Senomyx.  Solae hereby irrevocably assigns to Senomyx all interest in and to any Joint Inventions that consist of Senomyx Improvements, including, without limitation, any chemical compounds, Compounds, Selected Compounds, and uses thereof, and all claims within Patent Rights claiming such Joint Inventions, subject to the licenses granted to Solae pursuant to Section 8. In the event that Solae is legally unable to assign such rights to Senomyx, then Solae agrees either to waive the enforcement of such rights against Senomyx and any sublicensees and assignees, or to grant Senomyx an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Solae pursuant to Sections 8. Senomyx hereby irrevocably assigns to Solae all interest in and to any Joint Inventions that consist of Solae Improvements, and all claims within Patent Rights claiming such Joint Inventions, subject to any licenses granted to Senomyx pursuant to Section 8.  In the event that Senomyx is legally unable to assign such rights to Solae, then Senomyx agrees either to waive the enforcement of such rights against Solae and any sublicensees and assignees, or to grant Solae an Exclusive, irrevocable, perpetual, worldwide, fully paid-up license, with right to sublicense through multiple tiers of sublicense, to such rights, subject to any license granted to Senomyx pursuant to Section 8.

9.5          Other Inventions.  Any Inventions not included in Sections 9.2, 9.3, or 9.4 will be owned by their inventors.

9.6          Inventorship and Assignment.  United States patent law will determine inventorship of patentable inventions.  Senomyx and Solae agree to execute all documentation necessary to perfect all assignments of Inventions, Know-How and Patent Rights contemplated in this Agreement.

9.7          Markings.  Solae agrees to use reasonable efforts consistent with its standard practices to mark and to cause any Affiliate or sublicensee to mark any Product (or their containers or labels) made, sold or otherwise disposed of by it or them with any notice of Patent Rights necessary or desirable under applicable law to enable the Senomyx Patent Rights or Joint Patent Rights, as applicable, to be enforced to their full extent in any country where Products are made used or sold.

9.8          CREATE Act.  The parties intend for this Agreement to qualify for the benefits of the Cooperative Research and Technology Enhancement (CREATE) Act (35 U.S.C. 103(c)).  Accordingly, each party agrees, without demanding any further consideration therefor, at the request of the other party, to do (and cause its employees to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting the benefits of the CREATE Act.

10.  Treatment of Confidential Information; Publicity.

10.1        Confidentiality.  Subject to the terms and conditions of this Agreement, each of Senomyx and Solae agrees that, during the Term and for a period of […***…] thereafter, it will keep confidential, and will cause its Affiliates to keep confidential, all of the other party’s Confidential Information.  Neither Senomyx nor Solae nor any of their respective Affiliates will use the other party’s Confidential Information, except as expressly permitted by this Agreement.

10.2        Disclosure to Related Parties.  Senomyx and Solae each agree that any disclosure to any of its Affiliates, or to its or their respective directors,

***Confidential Treatment Requested

officers, employees, contractors, consultants, sublicensees or agents of the other party’s Confidential Information will be made only if and to the extent necessary to carry out its responsibilities under this Agreement and to exercise the rights granted to it hereunder, will be limited to the extent consistent with such responsibilities and rights, and will be provided only to such persons or entities who are under an obligation of confidentiality no less stringent than as set forth in this Agreement.  Each party will use reasonable efforts to take such action, and to cause its Affiliates to take such action, to preserve the confidentiality of the other party’s Confidential Information, which will be the same efforts as it would customarily take to preserve the confidentiality of its own Confidential Information.

10.3        Return of Confidential Material Upon Termination.  Upon termination of this Agreement, each party, upon the other party’s request, will return or destroy all Confidential Information received from the other party including, without limitation, all copies and extracts of documents, within […***…] of the date of receipt of the request of such other party; provided, however, one copy of the Confidential Information may be retained in a secure location with limited access for ensuring legal compliance with any ongoing obligation of confidentiality.

10.4        Exceptions to Confidential Information.  Confidential Information will not include any information, which the receiving party can prove by competent written evidence:

(A)  is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available;

(B)   is known by the receiving party prior to receiving such information, as evidenced by its records;

(C)   is hereafter furnished to the receiving party without restriction as to disclosure or use by a third party lawfully entitled to furnish such information;

(D)  is independently developed by the employees, agents or contractors of the receiving party without the aid, application or use of the disclosing party’s Confidential Information; or

(E)   is the subject of a written permission to disclose provided by the disclosing party.

A party may also disclose the other party’s Confidential Information of where required to do so by law, legal process, securities related regulations or by stock exchange rules; provided, however, that, in such event, the party required to disclose such information must give advance written notice of such disclosure to the other party to the extent reasonably possible and must

***Confidential Treatment Requested

cooperate with the other party’s efforts to seek, at the request and expense of the other party, all confidential treatment and protection for such disclosure as is permitted by applicable laws, regulations and rules; provided further that the relevant party may disclose the other party’s Confidential Information only to those persons to whom disclosure is so required.  Anything in this Section 10.4 to the contrary notwithstanding, the exceptions provided in (B) and (D) above shall not apply to information developed by Solae independently and/or jointly with Senomyx that constitutes a Solae Improvement or information developed by Senomyx independently and/or jointly with Solae that constitutes a Senomyx Improvement..

10.5        Confidential Financial Information.  The parties agree that the material financial and business terms of this Agreement will be considered Confidential Information of both parties.  Notwithstanding the foregoing, either party may disclose such terms in legal proceedings or as are required to be disclosed in its financial statements, by law or SEC regulation, or under an obligation of confidentiality to bona fide potential sublicensees.  Either party will have the further right to disclose the material financial terms of this Agreement under an obligation of confidentiality to any potential acquirer, merger partner, bank, venture capital firm, or other financial institution to obtain financing.  Notwithstanding the foregoing, the parties will agree upon a press release to announce the execution of this Agreement and its material terms.  Thereafter, Solae and Senomyx may each disclose to Third Parties the information contained in such press release without the need for further approval by the other party.

10.6        Permitted Use and Disclosures. Each party may use or disclose Confidential Information disclosed to it by the other party to the extent such information is included in the Solae Technology, Senomyx Technology or Joint Patent Rights, and to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, or court orders or otherwise submitting information to tax or other governmental authorities, conducting taste testing, submitting information for regulatory applications, or making a permitted sublicense or otherwise exercising rights expressly granted to the other party pursuant to the terms of this Agreement; provided, however, that if a party is required to make any such disclosure of the other party’s Confidential Information, other than pursuant to a confidentiality agreement, it will give reasonable advance notice of such disclosure to the other party where reasonably possible and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such Confidential Information in consultation with the other party prior to such disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

10.7        Publication of Results.  Subject to this Section 10, results and data obtained by either party in the course of the collaboration may be submitted for publication by either party subject to the requirement of this provisions.  The party requesting the right to publish will send a copy of the proposed publication to the other party, and will allow the other party at least […***…] from the date of receipt for review and comment.  The recipient of the request may, within such […***…] period object to the proposed publication on the grounds that the publication contains its Confidential Information or inventions that it may wish to patent in accordance with its rights herein, in which case any such data determined in fact to be Confidential Information or information relating to patentable inventions shall be removed from the publication before it is published.

10.8        Confidential Research Information.  Subject to the provisions of Sections 3.3 and 9 regarding ownership of certain regulatory data and intellectual property, the parties agree that all results and data generated from the research and development by a party under the Collaborative Program will be owned exclusively by that party and considered Confidential Information of that party subject to the confidentiality requirements of this Section 10.   Solae will not provide to a Third Party any product samples or materials including, without limitation, Compounds provided to it by Senomyx and Senomyx will not provide to a Third Party any product samples or materials provided to it by Solae.

11. Intellectual Property Enforcement and Defense of Claims.

11.1        Notice of Infringement.  If Senomyx or Solae determines that any Senomyx Technology or Jointly Owned Technology is being infringed by a Third Party’s activities and that such infringement could affect the exercise by the parties of their respective rights and obligations under this Agreement, it shall promptly notify the other party in writing and provide such other party with any evidence of such infringement that is reasonably available.  Promptly after the receipt of such written notice, the parties shall meet and discuss in good faith how to stop such infringement.  The pursuing party shall consider in good faith any comments from the other party and shall keep the other party reasonably informed of any steps taken to stop such infringement.

11.2        Senomyx Technology.  With respect to Senomyx Technology or Jointly Owned Technology, Senomyx shall have the first right to take action to remove such infringement using commercially appropriate steps, including without limitation, the filing of an infringement suit or other similar action.  In such event, provided Solae retains relevant exclusive rights under this Agreement in the country in which the infringement action is initiated, Solae shall have the right to join in such infringement suit or similar action at its own expense.  In the event Senomyx fails to take commercially appropriate steps to remove any infringement of any such Senomyx Technology or Jointly Owned Technology within […***…] following

***Confidential Treatment Requested

notice of such infringement, or earlier notifies Solae of its intent not to take such steps, then provided Solae retains relevant exclusive rights under this Agreement in the country in which the infringement action is initiated, Solae shall have the right to do so at its expense; provided, however, that if Senomyx has commenced negotiations with an alleged infringer for discontinuance of such infringement within such […***…] period, Senomyx shall have an additional  […***…] to conclude its negotiations before Solae may bring suit for such infringement or take other similar action.  In the event Solae brings such suit for infringement or takes other similar action, Senomyx shall have the right to join in such infringement suit or similar action at its own expense.

11.3        Other Technology.  With respect to technology of a party that is not Senomyx Technology or Jointly Owned Technology, the owner of such technology shall have the sole right, but not the obligation, to take action to stop such infringement at its own expense.

11.4        Recovery.  With respect suits under Section 11.2, the recoveries will be allocated in the following order: (a) each party will be reimbursed in equal amounts for attorney’s costs, fees, and other related expenses (to the extent that each party paid for such costs, fees, and expenses) until all such costs, fees, and expenses are reimbursed; (b) Senomyx will be reimbursed an amount equivalent to earned royalties that would be due to Senomyx under Section 7.3; and (b) Solae will receive any remaining amount.  With respect to suits brought under Section 11.3, the party who brought the suit will recover any and all recoveries.

11.5        If either party brings an action under Section 11.2, or 11.3, such party will be entitled to control such action, hire and retain counsel, make decisions, settle on any terms, provided that a party joining the action may be represented by counsel of its choice..  At the request and expense of either party, the other party will give the requesting party all reasonable assistance required to file and conduct any such proceeding.

11.6        Defense of Infringement Claims for Senomyx Technology.  Solae will cooperate with Senomyx, at Senomyx’s expense, in the defense of any suit, action or proceeding against Solae or Senomyx or Senomyx’s Affiliates alleging the infringement of the intellectual property rights of a Third Party by reason of Solae’s or Senomyx’s use of any Senomyx Technology licensed to Solae under this Agreement.  The parties must notify each other promptly in writing of the commencement of any such suit, action, proceeding or claim of infringement.  Solae will give to Senomyx full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on any terms any such suit, action or proceeding and Solae will execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

***Confidential Treatment Requested

11.7        Defense of Infringement Claims for Solae Technology.  Senomyx will cooperate with Solae, at Solae’s expense, in the defense of any suit, action or proceeding against Senomyx or Solae alleging the infringement of the intellectual property rights of a Third Party by reason of Solae’s or Senomyx’s use of any Solae Technology licensed to Senomyx under this Agreement.  The parties must notify each other promptly in writing of the commencement of any such suit, action, proceeding or claim of infringement.  At the expense of Solae, Senomyx will give to Solae full and sole authority, information and assistance necessary to defend, hire counsel, make decisions or settle on any terms any such suit, action or proceeding and Solae will execute all documents, provide pertinent records, and take all other actions, including requiring persons within its control to give testimony, which may be reasonably required in connection with the defense or settlement of such litigation.

12. Patent Prosecution and Maintenance.  […***…] will bear the cost of filing and prosecuting the patents and patent applications associated with inventions owned or assigned to that party.  […***…] will reimburse […***…] for the reasonable out-of-pocket costs for the prosecution of patent applications covering Selected Compounds and maintenance fees and annuities for any patents issuing from those applications […***…].  Solae would no longer have to pay for patent applications, maintenance fees and annuities if the licenses granted under Section 8 were terminated.  With respect to Selected Compound(s), […***…] consistent with the Product Development Plan, and the parties will discuss and agree at least […***…] before the due date of international filings or at least […***…] before the due date of 30-month National Phase filings, in which countries/regions to file patent applications claiming Selected Compounds and Solae shall reimburse Senomyx for […***…] pursuant to this Section 12.  The parties acknowledge that it is the intent of the parties to file patent applications in all Major Countries.  Notwithstanding the foregoing, if Solae decides it does not wish to have a patent application covering a Selected Compound(s) filed in a particular country, Senomyx may still file such patent application in such country; provided, however, that (i) if […***…], then […***…] in connection with any patents issuing therefrom in such country, and any rights granted to Solae under Section 8 with respect to any such patents in such country […***…]; and (ii) if […***…], then […***…] in connection with any patents issuing therefrom in such country, and any rights granted to Solae under Section 8 with respect to any such patents in such country  […***…]

***Confidential Treatment Requested

[…***…].  Senomyx agrees to […***…] relating to the Senomyx Patent Rights in countries exclusively licensed to Solae claiming Selected Compounds or use thereof in the Soy Protein Field, including without limitation, by […***…].  Solae shall hold all such information disclosed to it under this Section as Confidential Information under Section 10.  The parties […***…] associated with Jointly Owned Technology (“Joint Patent Rights”).

13.  Manufacturing.  The Steering Committee will identify a manufacturer and/or enter into supply and manufacturing agreements with a mutually agreed upon third party(ies) regarding Selected Compounds; provided however, that Senomyx will have the option to manufacture any such Selected Compounds, subject to provisions of cost, quality and quantity.  For the avoidance of doubt, Solae will retain the ultimate decision for the selection of manufacturer for Selected Compounds. All actual out of pocket costs for manufacturing the Selected Compounds will be paid by […***…].  For the avoidance of doubt, Senomyx will cooperate by granting necessary and appropriate licenses under Senomyx Technology to such manufacturer(s) to make Selected Compounds under this Section 13.  No additional […***…] to such manufacturer(s).

14.  Term, Early Conclusion and Termination.

14.1        Term.  The term of this Agreement will begin on the Effective Date and will continue through the end of the Royalty Term, unless terminated earlier in accordance with the provisions of Section 14.2, 14.3 or 14.4 hereof (the “Term”).

14.2        Termination by Solae.  Solae will have the right to terminate this Agreement without cause on the Go/No-Go Date upon sixty (60) days prior written notice.  Solae will have the right to terminate this Agreement without cause after the Go/No-Go Date upon ninety (90) days prior written notice, provided, however, if such termination occurs prior to the end of the Collaborative Period Solae must provide additional Research Fees in accordance with Section 7.1 for a period of  […***…] from the date of termination.

14.3        Termination By Mutual Agreement.  The parties may terminate this Agreement at any time, in whole or in part, by mutual written agreement executed by both parties.

14.4        Termination for Breach. Either party has the right to terminate this Agreement at any time for a material breach of this Agreement by the other party, provided that the breaching party has not cured such breach within […***…] after written notice thereof by the non-breaching party.  The non-breaching party, upon termination of this Agreement, may  […***…].

***Confidential Treatment Requested

14.5        Limitation of Liability.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES IN ANY AMOUNT UNDER ANY THEORY OF LIABILITY INCLUDING TORT, CONTRACT, NEGLIGENCE OR OTHERWISE UNDER THIS AGREEMENT AND NEITHER PARTY WILL SEEK OR BE RESPONSIBLE FOR ANY PUNITIVE DAMAGES IN ANY AMOUNT (INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS ARISING PURSUANT TO THIS SECTION 14 OR SECTION 16).

15.          Effect of Termination.

15.1        Upon termination of this Agreement pursuant to Section 14, Solae will have no right to practice within or use of the Senomyx Technology, and all rights, title and interest in and to the Senomyx Technology will revert to and become the sole property of Senomyx, unless otherwise agreed upon in writing by the parties on or before the effective date of such termination.  Notwithstanding the foregoing, upon the expiration of the Term pursuant to Section 14.1, but not earlier termination of this Agreement under Section 14.2, 14.3 or 14.4, Solae shall […***…].

15.2        Expiration or termination of this Agreement will not relieve the parties of any obligation accruing prior to such expiration or termination.

15.3        Survival.  The obligations and rights of the parties under Sections 3.3.2, 7.1, 7.10, 9, 10, 14, 15, 16, 17, and Appendix A, will survive termination or expiration of this Agreement.

16. Warranties and Indemnification.

16.1        Mutual Representations and Warranties. The parties make the following representations and warranties to each other:

16.1.1     Corporate Power. Each party hereby represents and warrants that as of the Effective Date such party (i) is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement; (ii) has the requisite power and authority and the legal right to own and operate its property and assets, to lease the property and assets it operates under lease, and to carry on its business as it is now being conducted; and (iii) is in compliance with all requirements of applicable law, except to the extent that any noncompliance would not have a material adverse effect on its ability to perform its obligations under this Agreement.

***Confidential Treatment Requested

16.1.2     Due Authorization. Each party hereby represents and warrants that as of the Effective Date such party (i) has the requisite power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; and (ii) has taken all necessary action on its part to authorize the execution and delivery of this Agreement and to authorize the performance of its obligations hereunder and the grant of rights extended by it hereunder.

16.1.3     Binding Agreement. Each party hereby represents and warrants to the other that as of the Effective Date (i) this Agreement has been duly executed and delivered on its behalf and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms; (ii) the execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it; and (iii) all necessary consents, approvals and authorizations of all governmental authorities and other persons required to be obtained by it in connection with the Agreement have been obtained.

16.2        Warranties Regarding Senomyx Technology. Senomyx warrants to Solae the following:

16.2.1     (i) As of the Effective Date Senomyx is either the legal or beneficial owner or Controls and has the lawful right to license the Senomyx Technology to Solae in accordance with the terms of this Agreement; and (ii) As of the Effective Date to the best of its knowledge, Senomyx is unaware of any Third Party claim, lawsuit or threat of lawsuit relating to the Senomyx Patent Rights or the Senomyx Technology, nor is Senomyx aware of any threats or warnings of such Third Party suit.

16.2.2     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, (i) SENOMYX (INCLUDING ITS OFFICERS, EMPLOYEES AND AGENTS) EXPRESSLY DISCLAIMS ANY REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, RELATING TO SENOMYX TECHNOLOGY; AND (ii) SENOMYX FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY (a) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF SENOMYX TECHNOLOGY OR SENOMYX PATENT RIGHTS; (b) THAT THE PRACTICE OF SENOMYX TECHNOLOGY WILL NOT INFRINGE A PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHT OF A THIRD PARTY; AND (c) REGARDING THE PATENTABILITY OF ANY SENOMYX TECHNOLOGY, INCLUDING, WITHOUT LIMITATION, SENOMYX TECHNOLOGY CLAIMED IN PATENT APPLICATIONS AS PART OF SENOMYX PATENT RIGHTS.

16.3        Warranties by Solae.  Solae warrants to Senomyx the following:  Products sold by Solae and its Affiliates will (i) meet manufacturing specifications agreed upon by Solae and its customers; (ii) will comply with all applicable laws and regulations including, without limitation, food and drug laws and regulations; and (iii) be merchantable and safe for its intended use.

16.4        Senomyx Indemnification.  Senomyx shall indemnify Solae, its Affiliates and their respective directors, officers, employees and agents (collectively, “Solae Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all Third Party suits, investigations, claims or demands (collectively, “Third Party Claims”) to the extent arising from or occurring as a result of (a) any material breach by Senomyx of this Agreement; (b) any representation or warranties made by Senomyx herein having been incorrect or misleading in any material respect; or (c) any gross negligence or willful misconduct (but not patent infringement) on the part of Senomyx or its Affiliates in performing any activity contemplated by this Agreement including, but not limited to, product liability claims arising out of any tests conducted solely by Senomyx.  Notwithstanding the foregoing, Senomyx shall have no obligation to indemnify a Solae Indemnitee to the extent, and only to the extent, that Solae has an obligation to indemnify any Senomyx Indemnitee pursuant to Section 16.5 for any such Losses.

16.5        Solae Indemnification of Senomyx.  Solae shall indemnify Senomyx, its Affiliates and their respective directors, officers, employees and agents (collectively “Senomyx Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims to the extent arising from or occurring as a result of (a) any material breach by Solae of this Agreement; (b) any representation or warranties made by Solae herein having been incorrect or misleading in any material respect; or (c) any gross negligence or willful misconduct (but not patent infringement) on the part of Solae or its Affiliates in performing any activity contemplated by this Agreement.  Notwithstanding the foregoing, Solae shall have no obligation to indemnify a Senomyx Indemnitee, except to the extent, and only to the extent, Senomyx has an obligation to indemnify any Solae Indemnitee pursuant to Section 16.4 for any such Losses.

17.          Miscellaneous.

17.1        Force Majeure.  Neither party will lose any rights hereunder or be liable to the other party for damages or losses on account of failure of performance by the defaulting party (other than a payment default) if the failure is occasioned by war, fire, explosion, flood, (e.g. El Niño), earthquake, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party; provided, however, that the party claiming force majeure has exerted all reasonable commercial efforts to avoid or remedy such force majeure and thereafter takes all reasonable steps to mitigate any such delay in performance hereunder and any damages that may be incurred by the other party thereby.

17.2        Governing Law and Jurisdiction.  This Agreement will be governed by the substantive laws of the State of Delaware, U.S.A., as such laws are applied to contracts entered into and to be performed entirely within such state.

17.3        Binding Effect.  This Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  Any assignment not in accordance with this Agreement will be void.

17.4        Dispute Resolution.

17.4.1     Negotiation.  The parties recognize that disputes as to certain matters may from time to time arise during the Term, which relate to either party’s rights and/or obligations hereunder (“Disputes”).  It is the objective of the parties to establish procedures to facilitate the resolution of Disputes arising under this Agreement in an expedient manner by mutual cooperation and negotiation.  The parties agree that prior to any arbitration concerning this Agreement, Senomyx’s […***…] and Solae’s […***…] will meet in person or by video-conferencing in a good faith effort to resolve any disputes concerning this Agreement.  Within […***…] of a formal request by either party to the other party, either party may, by written notice to the other party, have such dispute referred to their respective officers designated or their successors, for attempted resolution by good faith negotiations, such good faith negotiations to begin within […***…] after such notice is received.

17.4.2     Arbitration.  Any Dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties pursuant to this Section 17.4 will be resolved by final and binding arbitration conducted in San Diego, California (unless the parties mutually agree to another location) in accordance with Commercial Arbitration Rules of the American Arbitration Association.  The arbitration will be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute.  Senomyx will select one arbitrator, and one arbitrator will be selected by Solae.  The third arbitrator will be selected by mutual agreement of the two arbitrators selected by the parties. The decision of the arbitrators will be final and binding on the parties and may be sued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party.

***Confidential Treatment Requested

17.4.3     Interlocutory Relief.  Notwithstanding anything to the contrary in this Section 17.4, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Sections 9 or 10 hereof, or otherwise to enforce and protect the Patent Rights, copyrights, trademarks, or other intellectual property rights Controlled by such party. In addition, arbitration will not be used to resolve disputes concerning Patent Rights Controlled by either party.  Disputes concerning Patent Rights, including, but not limited to, Disputes concerning patent ownership, claim language, claim scope and issues of validity will be settled in a court of law.  Any arbitration ruling that relies on an interpretation of Patent Rights will have no binding effect in a court of law on any Patent Rights related to this Agreement, unless such Patent Rights have been adjudicated in a court of law.

17.5        Severability.  If any term, covenant or condition of this Agreement or the application thereof to any party or circumstance is, to any extent, held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and enforced to the fullest extent permitted by law; the parties covenant and agree to renegotiate any such term, covenant or condition or the application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the parties that the basic purposes of this Agreement are to be effectuated.

17.6        Independent Contractors.  It is expressly agreed that Solae and Senomyx will be independent contractors and that the relationship between the parties will not constitute a partnership or agency of any kind.  Neither Solae nor Senomyx will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other party, without the prior written authorization of the other party to do so.

17.7        Entire Agreement; Amendment.  This Agreement sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties with respect to the Collaborative Program, and supersedes and terminates all prior agreements and understandings between the parties, with respect to the subject matter of this Agreement.  There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as set forth in this Agreement.  No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the parties unless reduced to writing and signed by the respective authorized officers of the parties.  This Agreement will not be strictly construed against either party.  Any conflict between the terms set forth in the text of this Agreement and the terms of any Appendix hereto will be resolved in favor of the text of this Agreement.

17.8        Waiver.  Except as specifically provided for in this Agreement, the waiver from time to time by either of the parties of any rights or the failure to exercise any remedy will not operate or be construed as a continuing waiver of the same right or remedy or any of the other of such party’s rights or remedies provided in this Agreement.

17.9        Construction.  The term “Article” or “Section” can refer to any single paragraph level found in this Agreement or any collection of multiple paragraphs thereunder.

17.10      No Third Party Beneficiaries.  No Third Party, including any employee of any party to this Agreement (except as specifically provided in this Agreement), will have or acquire any rights by reason of this Agreement.  Nothing contained in this Agreement will be deemed to constitute the parties partners with each other or any Third Party.

17.11      Notices.  Any notices or communications provided for in this Agreement to be made by either party to the other party must be in writing, in English, and will be made by prepaid air mail or overnight carrier with return receipt addressed to the other party at its address set forth below.  Any such notice or communication may also be given by hand, or facsimile to the appropriate designation.  Notices will be sent:

If to Senomyx, to:	Senomyx, Inc.
4767 Nexus Centre Drive
San Diego, CA 92121
Facsimile number:
(858) 404-0750
Attention: General Counsel with a copy to
the President

If to Solae, to:	Solae, LLC,
1034 Danforth Drive
St. Louis, Missouri 63102
Facsimile number:
314-659-5755
Attention: Vice President, R&D

By like notice, either party may specify or change an address to which notices and communications must be thereafter sent.  Notices sent by mail, facsimile or overnight carrier will be effective upon receipt and notices given by hand will be effective when delivered.

17.12      Assignment.  Notwithstanding any provision of this Agreement to the contrary, neither party may assign any of its rights or obligations under this Agreement in any country to any third party without the prior written consent of the non-assigning party, which consent will not be unreasonably withheld; provided, however, that either party may assign its rights and obligations under this Agreement without the consent of the other party (i) to a successor to substantially all of the assets of such party to which this Agreement relates, whether by merger, sale of stock, sale of assets or other transaction or (ii) to any Affiliate.  In the event of such transaction, however, intellectual property rights (including Know-How) of a party to such transaction other than one of the parties to this Agreement will not be included in the technology licensed under this Agreement.  Notwithstanding the foregoing, any such assignment to an Affiliate will not relieve the assigning party of its responsibilities for performance of its obligations under this Agreement.  This Agreement will survive any merger or consolidation of either party with or into another party and, subject to the foregoing provisions, no consent for any such merger, consolidation or similar reorganization will be required hereunder.  Any assignment in contravention of the provisions of this Section 17.12 shall be null and void ab initio.

17.13      Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Agreement as of the Effective Date.

Senomyx, Inc.		Solae, llc

By:	/s/ Kent Snyder	By:	/s/ Jonathan McIntyre

Name: Kent Snyder		Name: Jonathan McIntyre
Title: President and Chief Executive Officer		Title: Vice President Research & Development

Date:	04-23-07	Date:	04-23-07

APPENDIX A - DEFINITIONS

“Affiliate” means any corporation, company, partnership, joint venture, association or other entity, which directly or indirectly controls, is controlled by or is under common control with a party.  As used in this definition, the term “control” means direct or indirect beneficial ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the outstanding securities having voting rights for the election of directors in a corporation or of the comparable equity interest in any other type of entity.

“Agreement” means this agreement, together with all appendices attached to it, as it may be amended or supplemented from time to time hereafter by a written agreement executed by authorized representatives of both parties.

“Collaborative Period” means the period beginning on the Effective Date and ending thirty-six (36) months thereafter, unless terminated earlier in accordance with Section 14 or extended by the Steering Committee in accordance with Section 7.

“Collaborative Program” means a research and development program during the Collaborative Period to discover and develop molecules that block the bitter taste of Soy Bitter Tastants isolated from soy protein.

“Compound(s)” means: molecules synthesized or acquired in the course of the Collaborative Program wherein such molecules provide the desired bitter modulation properties for a Soy Bitter Tastant.  Such desired properties will be defined by the Steering Committee.

“Confidential Information” of a party means all Inventions, Know-How or other information, including, without limitation, information and material (whether or not patentable) regarding technology, products, research, development, manufacturing, marketing, finances, personnel or other business information or objectives.  Information developed by Solae independently or jointly with Senomyx that is or should be assigned to Senomyx pursuant to Section 9 shall be deemed Confidential Information of Senomyx and information developed by Senomyx independently or jointly with Solae that is or should be assigned to Solae pursuant to Section 9 shall be deemed Confidential Information of Solae, and, with respect to a party, other information developed jointly by Solae and Senomyx shall be deemed to be the other party’s Confidential Information for the purpose of the confidentiality obligations hereunder except in respect of use by such other party.  The disclosing party will endeavor to mark all Confidential Information as “Confidential” or “Proprietary” in writing prior to or at the time any such information is disclosed to the other party, provided that with respect to  Confidential Information that is orally, electronically or visually disclosed, the disclosing party will endeavor to deliver to the other party a written document identifying such information as “Confidential” or

“Proprietary” within thirty (30) days after such disclosure.  Notwithstanding the foregoing, in the event that a party fails to mark information as “Confidential” or “Proprietary” and the information otherwise constitutes confidential information, the parties will not lose the benefit of this clause.

“Control” or “Controlled” means, with respect to intellectual property, possession by a party, as of the Effective Date or during the Agreement, of the ability to grant a license or sublicense in accordance with the terms of this Agreement, without violating the terms of any agreement by such party with any Third Party.

“Distinct Chemical Class” means the results of a similarity index test indicate two compounds are […***…].  Similarity index test as used herein means a determination of Tanimoto coefficients using an appropriate standard algorithm based on Smiles strings of the compounds to be compared.  Similarity will be determined using Daylight software, or such other software as mutually agreed.

“Effective Date” means the date that this Agreement is signed by the last party to sign below.

“Excluded Foods” means […***…].

“Exclusive” means sole and exclusive even as to the party granting the license; provided, however, that Senomyx may exercise such rights for the purpose of performing its obligations under this Agreement.

“First Regulatory Approval Date” means the date that a Regulatory Approval is first granted in any country that will allow a Selected Compound(s) to be manufactured, used and/or sold for the Products in the Soy Protein Field or, in the event the Option is exercised under Section 8.2, in the […***…] Protein Field.

“Go/No-Go Date” means […***…] from the Effective Date.

“Invention” means any invention including, without limitation, any new and useful process, method, or composition of matter, or improvement, whether or not patentable, made in the course of the Agreement.

“Joint Invention” has the meaning set forth in Section 9.4.

“Joint Patent Rights” means all Patent Rights containing one or more claims to a Joint Invention.

“Jointly Owned Technology” means Know-How and/or Patent Rights with respect to Joint Inventions that are jointly owned by Solae and Senomyx.

“Know-How” means information and data, whether or not patentable, which is not generally known to the public, including, without limitation, designs, concepts, formulae, software, techniques, practices, processes, methods, knowledge, skill, experience, expertise, technical information, and data, including pharmacological, toxicological and

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clinical test data, analytical and quality control data, patent and legal data or marketing, sales and manufacturing data.

“Major Countries” means […***…].

“Minimum Annual Royalty Date” means the date that is […***…] from the date a Regulatory Approval is first granted in any Major Country that will allow a Selected Compound(s) to be manufactured, used and/or sold for the Products in the Soy Protein Field or, in the event the Option is exercised under Section 8.2, in the […***…] Protein Field.

“[…***…]” means, with respect to a Product, the […***…] invoiced by Solae and its Affiliates and/or permitted sublicensees on any sales or other transfer of the Product, less the following items:

[…***…].

[…***…] will be determined from the books and records of Solae, its Affiliates and/or its permitted sublicensees, maintained in accordance with United States generally accepted accounting principles.

“Non-Major Country” means any country that is not a Major Country.

“[…***…] Bitter Tastant(s)” means the primary molecule(s) isolated from a […***…] Protein(s) responsible for the bitter taste of such […***…] Proteins.

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“[…***…] Protein(s)” means any protein(s), with the exception of […***…] Proteins and soy protein.

“Option” has the meaning set forth in Section 8.2.

“Patent Rights” means all rights associated with all U.S. or foreign (including regional authorities such as the European Patent Office) utility or provisional patents or patent applications, including any improvements, continuations, continuations-in-part, or divisionals or any substitute or equivalent applications, and any patent issuing thereon, including any reissue, reexamination or extension thereof.

“[…***…] Field” means […***…].

“Product(s)” means a Solae protein product(s) (or protein product of a Solae Affiliate or permitted sublicensee) that incorporates a Selected Compound.

“Product Development Plan” has the meaning set forth in Section 3.2.

“Regulatory Approval” means any regulatory approvals, licenses, permits or consents issued by any governmental authority, authorizing the use of the Selected Compounds in food products for human consumption.

“Regulatory Approval Date” means the date in a particular country that approval is granted allowing a Selected Compound(s) to be sold in such country, and where that approval is provided by a relevant regulatory body.

“Research Plan” means the detailed scientific research plan attached hereto as Appendix B that describes the research program, defines the key activities and responsibilities of the parties, research milestones and timeline to achieve technical and regulatory milestones for the Collaborative Program to be conducted under the Agreement.  The Research Plan will include a brief description of the anticipated process required to obtain appropriate regulatory approval(s).  The Research Plan is incorporated by reference into this Agreement and will be maintained in the records of the Steering Committee.  The Research Plan may be updated from time to time by the Steering Committee.

“Royalty Term” means, in the case of any Product and as to any country, the period of time commencing on the first commercial sale of such Product in such country and ending upon the date that there no longer exists a Valid Claim in a Patent Right controlled by Senomyx or its Affiliates covering the manufacture, use or sale of such Product (or Selected Compound contained therein) in any country in which the Product is sold.  The Royalty Term will not exceed […***…] from first commercial sale of a Product on a country-by-country basis.

“Selected Compound(s)” means the Compound(s) selected by the Steering Committee for development.

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“Senomyx Know-How” means any Know-How related to the Compounds, any Know-How related to the Selected Compounds and/or any Know-How under Jointly Owned Technology, which is not covered by the Senomyx Patent Rights, but is necessary or appropriate for purposes of the activities to be conducted under this Agreement, and which is Controlled by Senomyx or its Affiliates as of the Effective Date or which becomes Controlled by Senomyx or its Affiliates during the Term.

“Senomyx Patent Rights” means any Patent Rights relating to Compounds, any Patent Rights relating to Selected Compounds, and/or any Patent Rights under Jointly Owned Technology, that are necessary or appropriate for purposes of the activities to be conducted under the Agreement, and which are Controlled by Senomyx or its Affiliates as of the Effective Date or which become Controlled by Senomyx or its Affiliates during the Term.

“Senomyx Technology” means the Senomyx Patent Rights, and Senomyx Know-How.

“Solae Background Technology” means all Solae Patent Rights and/or Solae Know-How including, but not limited to those that relate to bitter tasting compounds […***…] that are owned or Controlled by Solae and that Solae regards as necessary or desirable to license to Senomyx under and subject to the terms of this Agreement.  The Solae Background Technology as of the Effective Date is set forth on Appendix C, which is incorporated by reference into this Agreement.  The Steering Committee may update Appendix C from time to time.

“Solae Know-How” means, to the extent necessary or appropriate for purposes of the activities to be conducted under this Agreement, Know-How Controlled by Solae as of the Effective Date or which becomes Controlled by Solae during the Term and Know-How under Jointly Owned Technology.

“Solae Patent Rights” means, to the extent necessary or appropriate for purposes of the activities to be conducted under this Agreement, Patent Rights Controlled by Solae as of the Effective Date or which become Controlled by Solae during the Term and Patent rights under Jointly Owned Technology.

“Solae Technology” means Solae Patent Rights and Solae Know-How.

“Soy Bitter Tastant(s)” means the primary molecule(s) isolated from soy protein responsible for the bitter taste of soy protein.

“Soy Protein Field” means (i) all foods for human consumption that contain added soy protein; and (ii) all foods for consumption by animals that contain added soy protein.  Notwithstanding the foregoing, the Soy Protein Field excludes Excluded Foods and the  […***…] Field.

“Steering Committee” has the meaning set forth in Section 2.

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“Strategic Marketing Plan” means a marketing plan prepared by Solae for each Selected Compound which includes at least the following items:

(i)            commercialization timelines by country of Products containing such Selected Compound;

(ii)           targeted consumer packaged food and beverage categories (e.g. protein bars, isotonic beverages, etc.) containing a Product incorporating such Selected Compound;

(iii)          estimated sales by country of targeted consumer packaged food and beverage categories containing a Product incorporating such Selected Compound; and

(iv)          general information on promoting, advertising, distribution, selling and supply of Products incorporating such Selected Compound

“Term” has the meaning set forth in Section 14.1.

“Third Party(ies)” means any party other than a party to this Agreement or an Affiliate of Senomyx or Solae.

“Valid Claim” means a claim of a pending patent application or an issued patent within the Patent Rights, which has not (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; and/or (iv) been abandoned.

“[…***…] Bitter Tastant(s)” means the primary molecule(s) isolated from […***…] Proteins responsible for the bitter taste of the […***…] Proteins.

“[…***…] Protein(s)” means […***…] protein(s), excluding soy protein.

“[…***…] Protein Field” means […***…]; and (ii) […***…].  Notwithstanding the foregoing, the […***…] Protein Field excludes Excluded Foods and the […***…] Field.

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APPENDIX “B” - RESEARCH PLAN

Research Plan for a Solae-Senomyx Collaboration

Bitter Modulation of Soy Protein

April 10, 2007

Executive Summary

The bitter taste of soy protein, and especially hydrolyzed soy protein, affects the overall taste quality of soy-based products. The key molecules in hydrolyzed soy protein responsible for bitter taste […***…].  However, work on the bitter taste […***…]. The overall goal of this proposed collaboration between Solae and Senomyx is to discover and develop taste modulators that can reduce or eliminate the bitter taste of Soy Bitter Tastants for use in the Soy Protein Field.

Humans have 25 bitter receptors, which are called hT2Rs. Senomyx has isolated all 25 human bitter receptors and developed methods to identify the receptor that is activated by a given bitter tastant. The first step in the collaboration will be to […***…] that is activated […***…]. Once […***…], the next step will be to […***…]. Selected blockers will be evaluated […***…]. One or more of these compounds will be further optimized for potency and physical properties into product candidates.

A depiction of the Senomyx Discovery and Development process for discovery of blockers of Soy Bitter Tastants is shown below:

[…***…]

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[…***…]

Proposed Product Candidate Goal

The goal of the project is to discover and develop a compound that at a concentration of […***…] reduces the bitterness of a soy-based […***…]. The taste test will be conducted using […***…].  The goal is to identify a compound that results in the sample containing the compound […***…] less bitter than a sample without the compound. Other desired attributes include […***…].

The table below outlines the phases, key activities and goals, responsibilities, and estimated timing for the collaboration.

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Discovery and Development Plan

[…***…]

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[…***…]

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APPENDIX “C” – SOLAE BACKGROUND TECHNOLOGY

[…***…]

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[…***…]

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[…***…]

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[…***…]

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